EXHIBIT 20.2
                                                                    ------------
















                                              COMPTON PETROLEUM CORPORATION
                                              CONSOLIDATED FINANCIAL STATEMENTS
                                              December 31, 2005

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
Compton Petroleum Corporation


We have audited the accompanying consolidated balance sheets of Compton Petroleum Corporation as at December 31, 2005 and 2004 and the consolidated statements of earnings, retained earnings, and cash flow in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and cash flow for the three year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences are presented in Note 19 to the consolidated financial statements.




Calgary, Alberta                                  (SIGNED) "GRANT THORNTON LLP"
Canada                                                    Chartered Accountants
March 13, 2006

=================================================================================================
COMPTON PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------
As at December 31,                                            2005                         2004
-------------------------------------------------------------------------------------------------
(thousands of dollars)
ASSETS

Current
    Cash                                                   $    8,954                  $   10,068
    Accounts receivable and other                             132,484                     115,113
    Unrealized risk management gain (Note 16a (i))                 --                       1,985
                                                           ----------                  ----------
                                                              141,438                     127,166

Property and equipment (Note 4)                             1,587,371                   1,178,550
Goodwill (Note 2)                                               7,914                       7,914
Deferred financing charges and other (Note 8)                  13,156                       9,729
Deferred risk management loss (Note 16a (ii))                   5,610                       7,252
                                                           ----------                  ----------
                                                           $1,755,489                  $1,330,611
                                                           ==========                  ==========
LIABILITIES

Current
    Bank debt (Note 5)                                     $       --                  $  220,000
    Accounts payable                                          203,869                     125,483
    Unrealized risk management loss (Note 16a (i))              3,150                          --
    Income taxes payable                                           --                         301
                                                           ----------                  ----------
                                                              207,019                     345,784

Bank debt (Note 5)                                            177,900                          --
Senior term notes (Note 6)                                    357,640                     198,594
Asset retirement obligations (Note 10)                         20,770                      18,006
Unrealized risk management loss (Note 16a (iii))               14,809                      11,416
Future income taxes (Note 15b)                                312,117                     261,196
Non-controlling interest (Note 3)                              68,898                      71,537
                                                           ----------                  ----------
                                                            1,159,153                     906,533
                                                           ----------                  ----------

SHAREHOLDERS' EQUITY

Capital stock (Note 11b)                                      226,444                     135,526
Contributed surplus (Note 12a)                                  9,173                       3,840
Retained earnings                                             360,719                     284,712
                                                           ----------                  ----------
                                                              596,336                     424,078
                                                           ----------                  ----------
                                                           $1,755,489                  $1,330,611
                                                           ==========                  ==========

Commitments and contingent liabilities (Note 18)

On behalf of the Board

M.F. Belich (signed)                    J.A. Thomson (signed)
Director                                Director


        See accompanying notes to the consolidated financial statements.

====================================================================================================================
COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31,                                           2005                  2004                  2003
-------------------------------------------------------------------------------------------------------------------
(thousands of dollars, except per share data)
REVENUE
  Oil and natural gas revenues                                $ 557,879             $ 391,659             $ 346,565
  Royalties                                                    (132,717)              (93,416)              (82,566)
                                                              ---------             ---------             ---------
                                                                425,162               298,243               263,999
                                                              ---------             ---------             ---------
EXPENSES
  Operating                                                      66,802                55,655                49,916
  Transportation                                                 10,858                 8,595                 8,447
  General and administrative                                     21,223                15,215                12,206
  Interest and finance charges (Note 7)                          34,951                33,733                30,595
  Tender costs (Note 8)                                          20,750                    --                    --
  Depletion and depreciation                                    105,504                82,554                61,749
  Foreign exchange gain (Note 9)                                 (7,353)              (14,631)              (47,368)
  Accretion of asset retirement obligations (Note 10)             1,975                 1,670                 1,436
  Stock-based compensation (Note 12a)                             5,903                 3,410                   793
  Risk management loss (Note 16a (iv))                           19,302                 8,808                 4,132
                                                              ---------             ---------             ---------
                                                                279,915               195,009               121,906
                                                              ---------             ---------             ---------

EARNINGS BEFORE TAXES AND NON-CONTROLLING INTEREST              145,247               103,234               142,093
                                                              ---------             ---------             ---------
INCOME TAXES  (Note 15a)
  Current                                                         5,071                 2,751                 3,282
  Future                                                         52,317                33,432                20,041
                                                              ---------             ---------             ---------
                                                                 57,388                36,183                23,323
                                                              ---------             ---------             ---------

EARNINGS BEFORE NON-CONTROLLING  INTEREST                        87,859                67,051               118,770
Non-controlling interest (Note 3)                                 6,533                 3,418                  (110)
                                                              ---------             ---------             ---------
NET EARNINGS                                                  $  81,326             $  63,633             $ 118,880
                                                              =========             =========             =========
NET EARNINGS PER SHARE (Note 13)
  Basic                                                       $    0.65             $    0.54             $    1.02
                                                              =========             =========             =========
  Diluted                                                     $    0.62             $    0.51             $    0.97
                                                              =========             =========             =========

===================================================================================================================
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Years ended December 31,                                           2005                  2004                  2003
-------------------------------------------------------------------------------------------------------------------
(thousands of dollars)
RETAINED EARNINGS, beginning of year                          $ 284,712             $ 224,569             $ 112,039
Net earnings                                                     81,326                63,633               118,880
Premium on redemption of shares (Note 11b)                       (5,319)               (3,490)               (6,350)
                                                              ---------             ---------             ---------

RETAINED EARNINGS, end of year                                $ 360,719             $ 284,712             $ 224,569
                                                              =========             =========             =========


        See accompanying notes to the consolidated financial statements.

=====================================================================================================================
COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
Years ended December 31,                                           2005                   2004                   2003
---------------------------------------------------------------------------------------------------------------------
(thousands of dollars)
OPERATING ACTIVITIES
  Net earnings                                                $  81,326              $  63,633              $ 118,880
     Amortization of deferred charges and other                   2,190                  2,101                  2,208
     Tender costs                                                20,750                     --                     --
     Depletion and depreciation                                 105,504                 82,554                 61,749
     Accretion of asset retirement obligations                    1,975                  1,670                  1,436
     Unrealized foreign exchange gain                            (7,808)               (14,652)               (47,388)
     Future income taxes                                         52,317                 33,432                 20,041
     Unrealized risk management loss                             10,171                  2,179                     --
     Stock-based compensation                                     5,903                  3,410                    760
     Asset retirement expenditures                                 (749)                  (614)                (2,683)
     Non-controlling interest                                     6,533                  3,418                   (110)
                                                              ---------              ---------              ---------
                                                                278,112                177,131                154,893
  Change in non-cash working capital (Note 17)                    8,441                (12,594)                 1,318
                                                              ---------              ---------              ---------
                                                                286,553                164,537                156,211
                                                              ---------              ---------              ---------

FINANCING ACTIVITIES
  Issuance (repayment) of bank debt                             (42,100)                43,373                124,500
  Issuance of senior notes                                      353,130                     --                     --
  Issue costs on senior notes                                   (12,670)                    --                   (128)
  Redemption of senior notes                                   (199,973)                    --                     --
  Proceeds from share issuances, net                             89,752                  3,258                  6,400
  Proceeds from partnership unit issuance                            --                 74,343                     --
  Distributions to partner                                       (9,172)                (6,114)                    --
  Redemption of common shares                                    (6,118)                (4,005)                (7,942)
  Change in non-cash working capital (Note 17)                   (1,829)                   324                 (1,387)
                                                              ---------              ---------              ---------
                                                                171,020                111,179                121,443
                                                              ---------              ---------              ---------

INVESTING ACTIVITIES
  Property and equipment additions                             (484,213)              (296,676)              (222,055)
  Corporate acquisitions (Note 2)                                    --                (12,132)                    --
  Property acquisitions                                         (28,575)               (20,830)               (65,622)
  Property dispositions                                              --                 19,276                  2,194
  Change in non-cash working capital (Note 17)                   54,101                 29,166                  8,652
                                                              ---------              ---------              ---------
                                                               (458,687)              (281,196)              (276,831)
                                                              ---------              ---------              ---------

CHANGE IN CASH                                                   (1,114)                (5,480)                   823

CASH, beginning of year                                          10,068                 15,548                 14,725
                                                              ---------              ---------              ---------

CASH, end of year                                             $   8,954              $  10,068              $  15,548
                                                              =========              =========              =========


        See accompanying notes to the consolidated financial statements.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.    SIGNIFICANT ACCOUNTING POLICIES

      Compton Petroleum Corporation (the "Company" or "Compton") is in the business of the exploration for and production of petroleum and natural gas reserves in the Western Canada Sedimentary Basin.

a)    BASIS OF PRESENTATION

      The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada within the framework of the accounting policies summarized below. Information prepared in accordance with accounting principles generally accepted in the United States is included in Note 19.

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The consolidated financial statements also include the accounts of Mazeppa Processing Partnership in accordance with Accounting Guideline 15 ("AcG-15") "Consolidation of Variable Interest Entities", as outlined in Note 3.

      All amounts are presented in Canadian dollars unless otherwise stated.

b)    MEASUREMENT UNCERTAINTY

      The timely preparation of financial statements requires that Management make estimates and assumptions and use judgment regarding assets, liabilities, revenues, and expenses. Such estimates relate primarily to transactions and events that have not settled as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur.

      Amounts recorded for depletion and depreciation, and amounts used in impairment test calculations are based upon estimates of petroleum and natural gas reserves and future costs to develop those reserves. By their nature, these estimates of reserves, costs, and related future cash flows are subject to uncertainty, and the impact on the consolidated financial statements of future periods could be material.

      The calculation of asset retirement obligations include estimates of the ultimate settlement amounts, inflation factors, credit adjusted discount rates, and timing of settlement. The impact of future revisions to these assumptions on the consolidated financial statements of future periods could be material.

      The values of pension assets and obligations and the amount of pension costs charged to net earnings depend on certain actuarial and economic assumptions which by their nature are subject to measurement uncertainty.

c)    PROPERTY AND EQUIPMENT

      i)    Capitalized costs

            The Company follows the full cost method of accounting for its petroleum and natural gas operations. Under this method all costs related to the exploration for and development of petroleum and natural gas reserves are capitalized. Costs include lease acquisition costs, geological and geophysical expenses, costs of drilling both producing and non-producing wells, production facilities, asset retirement costs, and certain general and administrative expenses directly related to exploration and development activities.

            Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being realized, unless such sale would significantly alter the rate of depletion and depreciation.

-------------------------------------------------------------------------------
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Expenditures related to renewals or betterments that improve the productive capacity or extend the life of an asset are capitalized. Maintenance and repairs, other than major turnaround costs, are expensed as incurred. Major turnaround costs are included in property and equipment when incurred and charged to depletion and depreciation in the consolidated statement of earnings over the estimated period of time to the next scheduled turnaround.

      ii)   Depletion and depreciation

            Depletion and depreciation of property and equipment is provided using the unit-of-production method based upon estimated proved petroleum and natural gas reserves. The costs of significant undeveloped properties are excluded from costs subject to depletion until it is determined whether or not proved reserves are attributable to the properties or impairment has occurred. Estimated future costs to be incurred in developing proved reserves are included in costs subject to depletion. For depletion and depreciation purposes, relative volumes of natural gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

            Depreciation of certain midstream facilities is provided for on a straight line basis over 30 years and depreciation of office equipment is provided for on a declining balance basis at 20% per year.

      iii)  Impairment test

            At each reporting period the Company performs an impairment test to determine the recoverability of capitalized costs associated with reserves. An impairment loss is recognized when the carrying amount of a cost centre exceeds its fair value. The carrying amount of the cost centre is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows from proved reserves plus the costs of unproved properties. If the sum of the cash flows is less than the carrying amount, the impairment loss is limited to the amount by which the carrying amount exceeds the sum of the fair value of proved and probable reserves and the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves.

      iv)   Asset retirement obligations

            The Company recognizes the fair value of estimated asset retirement obligations on the consolidated balance sheet when a reasonable estimate of fair value can be made. Asset retirement obligations include those legal obligations where the Company will be required to retire tangible long-lived assets such as well sites, pipelines, and facilities. The asset retirement cost, equal to the initially estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. Changes in the estimated obligation resulting from revisions to estimated timing or amount of undiscounted cash flows are recognized as a change in the asset retirement obligation and the related asset retirement cost.

            Asset retirement costs are amortized using the unit-of-production method and are included in depletion and depreciation in the consolidated statement of earnings. Increases in the asset retirement obligations resulting from the passage of time are recorded as accretion of asset retirement obligations in the consolidated statement of earnings.

            Actual expenditures incurred are charged against the accumulated obligation.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      v)    Inventories

            Physical inventory held for exploration, development, and operating activities is included in property and equipment and is valued at cost.

d)    GOODWILL

      Goodwill is recorded on a corporate acquisition when the purchase price is in excess of the fair values assigned to assets acquired and liabilities assumed. Goodwill is not amortized and an impairment test is performed at least annually to evaluate the carrying value. To assess impairment the fair value of the consolidated entity, excluding the Mazeppa Processing Partnership, is determined and compared to the carrying value. If fair value is less than the carrying value then a second test is performed to determine the amount of the impairment. Any loss recognized is equal to the difference between the implied fair value and the carrying value of the goodwill.

e)    FINANCIAL INSTRUMENTS

      Financial instruments consist mainly of accounts receivable and other, accounts payable, and long-term debt. The Company uses financial instruments for non-trading purposes to manage fluctuations in commodity prices, foreign currency exchange rates, and interest rates as described in Note 16. The Company has elected not to designate any of its current risk management activities as accounting hedges and accounts for all derivative financial instruments using the mark-to-market accounting method.

f)    JOINT OPERATIONS

      Certain  petroleum and natural gas activities are conducted  jointly with
      others.   These  consolidated   financial  statements  reflect  only  the
      Company's proportionate interest in such activities.

g)    FLOW-THROUGH SHARES

      Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. The liability for future income taxes is increased and capital stock is reduced by the estimated tax benefits transferred to
      shareholders  at  the  time  the  resource  expenditure   deductions  are
      renounced.

h)    EARNINGS PER SHARE AMOUNTS

      The Company uses the treasury stock method to determine the dilutive effect of stock options. This method assumes that proceeds received from the exercise of in-the-money stock options are used to repurchase common shares at the average market price for the period. Basic net earnings per common share are determined by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by giving effect to the potential dilution that would occur if stock options were exercised.

i)    INCOME TAXES

      Income taxes are recorded using the liability method of accounting. Future income taxes are calculated based on the difference between the accounting and income tax basis of an asset or liability, using the substantively enacted income tax rates. Changes in income tax rates that are substantively enacted are reflected in the accumulated future income tax balances in the period the change occurs.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j)    REVENUE RECOGNITION

      Revenue associated with the production and sale of crude oil, natural gas, and natural gas liquids owned by the Company is recognized when the purchaser takes possession of the commodity product. Other revenue is recognized in the period that the service is provided to the customer.

k)    STOCK-BASED COMPENSATION PLAN

      The Company records compensation expense in the consolidated statements of earnings for stock options granted to Directors, Officers, and employees using the fair-value method. Compensation costs are recognized over the vesting period and the fair values are determined using the Black-Scholes option pricing model.

      The Company also has an employee stock savings plan. The contributions are recorded as compensation expense as incurred.

l)    DEFERRED FINANCING CHARGES

      Financing costs related to the issuance of senior term notes are deferred and are amortized over the term of the notes on a straight-line basis. If the notes are retired, in whole or in part, prior to maturity, a pro-rata share of the unamortized balance is expensed in the consolidated statement of earnings.

m)    FOREIGN CURRENCY TRANSLATION

      Monetary assets and liabilities of the Company that are denominated in foreign currencies are translated into Canadian dollars at the period-end exchange rate, with any resulting gain or loss recorded in the consolidated statement of earnings.

n)    DIVIDEND POLICY

      The Company has neither declared nor paid any dividends on its common shares. The Company intends to retain its earnings to finance growth and expand its operations and does not anticipate paying any dividends on its common shares in the foreseeable future.

o)    DEFINED BENEFIT PENSION PLAN

      The Company accrues for obligations under a defined benefit pension plan and the related costs, net of plan assets. The cost of the pension is actuarially determined using the projected benefit method based on length of service and reflects Management's best estimate of expected plan investment performance, salary escalation, and retirement age of employees.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


2.    BUSINESS COMBINATIONS

On April 12, 2004 and November 15, 2004, respectively, the Company acquired 100% of the issued and outstanding shares of Redwood Energy, Ltd. and Mayfair Energy Ltd. for total cash consideration of $12.1 million plus the assumption of $12.1 million of debt. Both entities were independent exploration and production companies with operations in the Company's core areas.

The business combinations have been accounted for using the purchase method with results of operations included in the consolidated financial statements from the date of acquisition. Goodwill recognized on these transactions amounted to $7.9 million.

During the year ended December 31, 2004, both companies were wound up into Compton Petroleum Corporation and dissolved.

3.    NON-CONTROLLING INTEREST

Mazeppa Processing Partnership ("MPP" or "the Partnership") is a limited partnership organized under the laws of the province of Alberta and owns certain midstream facilities, including gas plants and pipelines in Southern Alberta. The Company processes a significant portion of its production from the area through these facilities pursuant to a processing agreement with MPP. The Company does not have an ownership position in MPP, however, the Company, through a management agreement, manages the activities of MPP and is considered to be the primary beneficiary of MPP's operations. Pursuant to AcG-15, these consolidated financial statements include the assets, liabilities, and operations of the Partnership. Equity in the Partnership, attributable to the partners of MPP, is recorded on consolidation as a non-controlling interest and is comprised of the following:

As at December 31,                                                 2005            2004
                                                               ---------      ----------
Non-controlling interest, beginning of year                   $  71,537      $     (110)
   Proceeds from issue of Partnership units, net                      -          74,343
   Earnings attributable to non-controlling interest              6,533           3,418
   Distributions to limited partner                              (9,172)         (6,114)
                                                               ---------      ----------
Non-controlling interest, end of year                         $  68,898      $   71,537
                                                               =========      ==========

Commencing May 1, 2004, pursuant to the terms of a processing agreement between Compton and MPP, Compton pays a monthly fee to MPP for the transportation and processing of natural gas through the MPP owned facilities. The fee is comprised of a fixed base fee of $764 thousand per month plus MPP operating costs, net of third party revenues. These amounts are eliminated from revenues and expenses on consolidation.

The processing agreement has a five year term ending April 1, 2009, at which time Compton may renew the agreement under terms determined at that time or purchase the Partnership units for the predetermined amount of $55 million, deemed to be fair value. In the event that the Company does not renew the processing agreement nor exercise the purchase option, the Limited Partner may dispose of the Partnership units to an independent third party.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


3. NON-CONTROLLING INTEREST (CONTINUED)

MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. The maximum liability of the Partnership under the guarantee is limited to amounts due and payable to MPP by the Company pursuant to the processing agreement. The maximum liability at December 31, 2005 was $30.6 million (2004 - $39.7 million) payable over the remaining term of the processing agreement. The Company has determined that its exposure to loss under these arrangements is minimal, if any.

4.     PROPERTY AND EQUIPMENT

                                                                                       ACCUMULATED
                                                                                        DEPLETION
                                                                                           AND
As at December 31, 2005                                             COST              DEPRECIATION                  NET
                                                               -----------            ------------             -----------
Exploration and development costs                              $ 1,553,543             $  (366,902)            $ 1,186,641
Production equipment and processing facilities                     436,948                 (52,771)                384,177
Inventory                                                            6,469                      --                   6,469
Future asset retirement costs                                       10,365                  (3,771)                  6,594
Office equipment                                                     7,641                  (4,151)                  3,490
                                                               -----------             -----------             -----------
                                                               $ 2,014,966             $  (427,595)            $ 1,587,371
                                                               ===========             ===========             ===========

                                                                                       Accumulated
                                                                                        Depletion
                                                                                           and
as At December 31, 2005                                             Cost              Depreciation                  Net
                                                               -----------            ------------             -----------
Exploration and development costs                              $ 1,161,396             $  (281,614)            $   879,782
Production equipment and processing facilities                     317,477                 (34,150)                283,327
Inventory                                                            6,187                      --                   6,187
Future asset retirement costs                                        9,576                  (3,111)                  6,465
Office equipment                                                     6,005                  (3,216)                  2,789
                                                               -----------             -----------             -----------
                                                               $ 1,500,641             $  (322,091)            $ 1,178,550
                                                               ===========             ===========             ===========

Employee salaries and insurance costs of $4.7 million at December 31, 2005 (2004 - $4.6 million) directly related to exploration and development activities were capitalized. No other general and administrative costs are capitalized.

As at December 31, 2005 future capital expenditures of $192.9 million (2004 - $89.1 million, 2003 - $62.4 million), as estimated by independent reserve engineers, relating to the development of proved reserves have been included in costs subject to depletion. Undeveloped properties with a cost at December 31, 2005 of $251.3 million (2004 - $187.8 million, 2003 - $161.9 million) included in exploration and development costs, have not been subject to depletion.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


4.   PROPERTY AND EQUIPMENT (CONTINUED)

The prices used in the evaluation of the carrying value of the Company's reserves for the purposes of the impairment test are:

As at December 31, 2005                         NATURAL GAS               OIL                   NGL
                                               -------------        ---------------        -------------
                                                $ per mcf             $ per bbl             $ per bbl
2006                                              $11.86                 $61.58               $61.87
2007                                              $10.76                 $60.97               $61.64
2008                                               $9.16                 $57.38               $58.19
2009                                               $8.33                 $54.11               $55.05
2010                                               $8.09                 $51.85               $52.58
Approximate % increase thereafter                     2%                     2%                   2%

5.    CREDIT FACILITIES

As at December 31,                                                         2005             2004
                                                                   -------------      -----------
Authorized                                                        $     289,000      $   240,000
                                                                   =============      ===========

Prime rate                                                        $      22,900      $     3,000
Bankers' Acceptance                                                     155,000          217,000
                                                                   -------------      -----------

Utilized                                                          $     177,900      $   220,000
                                                                   =============      ===========

As at December 31, 2005, the Company had arranged authorized senior credit facilities with a syndicate of Canadian banks in the amount of $289 million. Advances under the facilities can be drawn and currently bear interest as follows:

       Prime rate plus 0.15%
       Bankers' Acceptance rate plus 1.15%
       LIBOR rate plus 1.15%

Margins are determined based on the ratio of total consolidated debt to consolidated cash flow. The facilities reach term on July 5, 2006 and, if not renewed, will mature 366 days later on July 6, 2007. Accordingly, the 2005 facilities have been classified as a non-current liability.

The senior credit facilities are secured by a first fixed and floating charge debenture in the amount of $600 million covering all the Company's assets and undertakings.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

6.     SENIOR TERM NOTES

As at December 31,                                                                        2005           2004
                                                                                    -----------     ----------
Senior term notes
   US$300 million, 7.625% due December 1, 2013                                     $   349,770     $        -
   US$6.75 million, 9.90% due May 15, 2009 (2004 - US$165 million)                       7,870        198,594
                                                                                    -----------     ----------
                                                                                   $   357,640     $  198,594
                                                                                    ===========     ==========

In November 2005, a wholly owned subsidiary of the Company issued US$300 million senior term notes maturing December 1, 2013. The notes bear interest at 7.625% and are subordinate to the Company's bank credit facilities.

The 7.625% notes are not redeemable prior to December 1, 2009, except in limited circumstances. After that time, they can be redeemed in whole or part, at the rates indicated below:

       December 1, 2009                                       103.813%
       December 1, 2010                                       101.906%
       December 1, 2011 and thereafter                        100.000%

In November 2005, the Company and a wholly owned subsidiary of the Company completed a tender offer and consent solicitation to amend the Indenture relating to the 9.90% notes. The Company and a wholly owned subsidiary of the Company paid 107.195% plus accrued and unpaid interest for the US$158.25 million 9.90% notes tendered by the note holders. Information related to the tender costs is included in Note 8.

The remaining US$6.75 million of 9.90% notes are not redeemable prior to May 15, 2006. After that time, they can be redeemed in whole or part, at the rates indicated below:

       May 15, 2006                                           104.950%
       May 15, 2007                                           102.475%
       May 15, 2008 and thereafter                            100.000%

7.    INTEREST AND FINANCE CHARGES

Amounts charged to expense during the year ended are as follows:

Years ended December 31,                                            2005              2004             2003
                                                             ------------      ------------      -----------
Interest on bank debt, net                                   $    11,520       $     9,662       $    6,611
Interest on senior term notes                                     20,912            21,281           21,711
Finance charges                                                    2,519             2,790            2,273
                                                             ------------      ------------      -----------
Total                                                        $    34,951       $    33,733       $   30,595
                                                             ============      ============      ===========

Finance charges include the amortization of deferred charges and other current year expenses.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


8.    DEFERRED FINANCING CHARGES AND OTHER

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of deferred financing charges associated with the issue of senior term notes:

Years ended December 31,                                                                 2005                2004
                                                                                  ------------        ------------
Deferred financing charges and other, beginning of year                           $     9,729      $       11,532
    Issue costs on 7.625% Senior Notes                                                 12,670                   -
    Pro-rata reduction on repayment of 9.90% Senior Notes                              (7,053)                  -
    Amortization expense                                                               (2,119)             (2,133)
    Other                                                                                 (71)                330
                                                                                  ------------        ------------
Deferred financing charges and other, end of year                                 $    13,156      $        9,729
                                                                                  ============        ============

Costs incurred on the tender for the 9.90% senior term notes in 2005 were as follows:

Premium payment                                                                   $     7,814
Consent solicitation fee                                                                5,883
Pro-rata reduction of deferred financing charges on repayment of
   9.90% Senior Notes                                                                   7,053
                                                                                  ------------
Total                                                                             $    20,750
                                                                                  ============

9.    FOREIGN EXCHANGE (GAIN) LOSS

Amounts charged to foreign exchange (gain) loss during the year ended were as follows:

Years ended December 31,                                             2005             2004             2003
                                                               -----------      -----------      -----------
Foreign exchange gain on translation of US$ debt               $   (7,808)      $  (14,652)      $  (47,388)
Other foreign exchange loss                                           455               21               20
                                                               -----------      -----------      -----------
Total                                                          $   (7,353)      $  (14,631)      $  (47,368)
                                                               ===========      ===========      ===========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


10.   ASSET RETIREMENT OBLIGATIONS

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligations associated with the retirement of oil and natural gas assets:

As at December 31,                                        2005           2004
                                                     ----------      ---------
 Asset retirement obligations, beginning of year     $  18,006       $  7,329
 Liabilities incurred                                    5,218          3,357
 Liabilities settled and disposed                       (1,275)        (4,350)
 Accretion expense                                       1,975          1,670
 Revision of estimates                                  (3,154)            --
                                                     ----------      ---------
 Asset retirement obligations, end of year           $  20,770       $ 18,006
                                                     ==========      =========

The total undiscounted amount of estimated cash flows required to settle the obligations was $185.8 million (2004 - $148.9 million), which has been discounted using a credit-adjusted risk free rate of 10.7% (2004 - 10.8%). The majority of these obligations are not expected to be settled for several years or decades into the future. Settlements will be funded from general Company resources at the time of retirement and removal.

11.   CAPITAL STOCK

a)    AUTHORIZED

      The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

b)    ISSUED AND OUTSTANDING

      As at December 31,                                   2005                                2004
                                              ------------------------------      -----------------------------
                                                 NUMBER                              Number
                                                   OF                                  of
                                                 SHARES             AMOUNT           Shares            Amount
                                              -----------       ------------      ------------      -----------
                                                  (000S)                               (000S)
      Common shares outstanding,
       beginning of year                         117,354        $   135,526           116,423       $  131,577
       Shares issued for cash, net                 7,500             87,294                 -                -
       Shares issued for property                      -                  -               110              875
       Shares issued under stock
         option plan                               2,926              4,424             1,271            3,589
       Shares repurchased                           (517)              (800)             (450)            (515)
                                              -----------       ------------      ------------      -----------

     Common shares outstanding,
       end of year                               127,263        $   226,444           117,354       $  135,526
                                              ===========       ============      ============      ===========

      In February 2005, the Company issued 7,500,000 common shares for gross proceeds of $90.0 million before underwriters' fees and issue expenses of $4.1 million.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


11.   CAPITAL STOCK (CONTINUED)

      The Company maintains a Normal Course Issuer Bid program on an annual basis. Under the current bid, the Company may purchase for cancellation up to 6,000,000 of its common shares, representing approximately 5.0% of the issued and outstanding common shares at the time the bid received regulatory approval.

      During the year, the Company purchased for cancellation 516,600 common shares at an average price of $11.84 per share (2004 - 450,100 common shares at an average price of $8.90 per share) pursuant to the normal course issuer bid. The excess of the purchase price over book value has been charged to retained earnings.

c)    SHAREHOLDER RIGHTS PLAN

      The Company has a shareholder rights plan (the "Plan") to ensure all shareholders are treated fairly in the event of a take-over offer or other acquisition of control of the Company.

      Pursuant to the Plan, the Board of Directors authorized and declared the distribution of one Right in respect of each common share outstanding. In the event that an acquisition of 20% or more of the Company's shares is completed and the acquisition is not a permitted bid, as defined by the Plan, each Right will permit the holder to acquire common shares at a 50% discount to the market price at that time.

12.   STOCK-BASED COMPENSATION PLANS

a)    STOCK OPTION PLAN

      The Company has implemented a stock option plan for Directors, Officers, and employees. The exercise price of each option approximates the market price for the common shares on the date the option was granted. Options granted under the plan before June 1, 2003 are generally fully exercisable after four years and expire ten years after the grant date. Options granted under the plan after June 1, 2003 are generally fully exercisable after four years and expire five years after the grant date.

      The following tables summarize the information relating to stock options:

      As at December 31,                                      2005                                  2004
                                                  ------------------------------        -----------------------------
                                                                      WEIGHTED                             Weighted
                                                                      AVERAGE                              average
                                                     STOCK            EXERCISE             Stock           exercise
                                                    OPTIONS            PRICE              options           price
                                                  -------------      -----------        ------------      -----------
                                                     (000S)                                (000s)
      Outstanding, beginning of year                    11,655            $3.51              10,672            $2.54
         Granted                                         2,930           $11.89               2,549            $7.34
         Exercised                                      (2,926)           $1.32              (1,271)           $2.56
         Cancelled                                        (213)           $8.30                (295)           $5.26
                                                  -------------      -----------        ------------      -----------
      Outstanding, end of year                          11,446            $6.13              11,655            $3.51
                                                  =============      ===========        ============      ===========
      Exercisable, end of year                           6,219            $3.38               7,812            $2.19
                                                  =============      ===========        ============      ===========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


12.   STOCK-BASED COMPENSATION PLANS (CONTINUED)

      The range of exercise prices of stock options outstanding and exercisable at December 31, 2005 were as follows:

                                              Outstanding Options                          Exercisable Options
                                 ----------------------------------------------       ------------------------------
                                                    Weighted
                                                     average          Weighted                             Weighted
                                  Number of         remaining         average          Number of           average
                                   options         contractual        exercise          options            exercise
     Range of Exercise Prices    outstanding       life (years)        price          outstanding            price
     ------------------------    ------------      -----------      -----------       ------------      ------------
                                    (000s)                                               (000s)
     $0.80 - $2.99                     2,644              2.7            $1.55              2,644             $1.55
     $3.00 - $3.99                     1,509              5.3            $3.47              1,279             $3.40
     $4.00 - $4.99                     1,598              6.1            $4.30              1,215             $4.24
     $5.00 - $6.99                     1,188              2.9            $5.87                597             $5.88
     $7.00 - $9.99                     1,485              3.4            $7.62                427             $7.62
     $10.00 - $12.99                   2,690              4.2           $11.58                 42            $10.60
     $13.00 - $17.38                     332              4.7           $13.70                 15            $13.44
                                 ------------      -----------      -----------       ------------      ------------
                                      11,446              4.1            $6.13              6,219             $3.38
                                 ============      ===========      ===========       ============      ============

      The Company has recorded stock-based compensation expense in the consolidated statement of earnings for stock options granted to Directors, Officers, and employees after January 1, 2003 using the fair value method.

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with weighted average assumptions for grants as follows:

      Years ended December 31,                                     2005            2004            2003
                                                              ----------      ----------       ---------
      Weighted average fair value of options granted              $5.45           $3.70           $3.01
      Risk-free interest rate                                       3.6%            3.9%            4.3%
      Expected life (years)                                         5.0             5.0             6.1
      Expected volatility                                          43.9%           49.6%           56.0%

      The following table presents the reconciliation of contributed surplus with respect to stock-based compensation:

      As at December 31,                                                            2005           2004
                                                                               ----------      ---------
      Contributed surplus, beginning of year                                   $   3,840       $    760
      Stock-based compensation expense                                             5,903          3,410
      Stock options exercised                                                       (570)          (330)
                                                                               ----------      ---------
      Contributed surplus, end of year                                         $   9,173       $  3,840
                                                                               ==========      =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


12.   STOCK-BASED COMPENSATION PLANS (CONTINUED)

      The Company has not recorded stock-based compensation expense in the consolidated statement of earnings related to stock options granted prior to 2003. If the Company had applied the fair value method to options granted prior to 2003, the effect would have been as follows:

      Years ended December 31,                                     2005             2004            2003
                                                              ----------      -----------       ---------
      Reduction in net earnings                                  $1,007           $1,545          $2,317
      Reduction in net earnings per common share -
         basic and diluted                                        $0.01            $0.01           $0.02

b)    SHARE APPRECIATION RIGHTS PLAN

      CICA Handbook section 3870 requires recognition of compensation costs with respect to changes in the intrinsic value for the variable component of fixed share appreciation rights ("SARs"). During the years ended December 31, 2005 and 2004, there were no significant compensation costs related to the outstanding variable component of these SARs, (2003 - $33,000). The liability related to the variable component of these SARs amounts to $1.4 million, which is included in accounts payable as at December 31, 2005 (2004 - $1.7 million). All outstanding SARs having a variable component expire at various times through 2011.


13.   PER SHARE AMOUNTS

      The following table summarizes the common shares used in calculating net earnings per common share:

  Years ended December 31,                                         2005             2004            2003
                                                              ----------       ----------      ----------
                                                                 (000s)           (000s)          (000s)

  Weighted average common shares
    outstanding - basic                                         125,627          117,244         116,267
  Effect of stock options                                         6,040            6,789           5,856
                                                              ----------       ----------      ----------
  Weighted average common shares
    outstanding - diluted                                       131,667          124,033         122,123
                                                              ==========       ==========      ==========

In calculating diluted earnings per common share for the year ended December 31, 2005, the Company excluded 331,800 options (2004 - 288,000, 2003 - 615,100)
as the exercise price was greater than the average market price of its common shares in those years.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


14.   DEFINED BENEFIT PENSION PLAN

Substantially all of the employees of MPP are enrolled in a co-sponsored, defined benefit pension plan. The Company does not have a pension plan for other employees. Information relating to the MPP retirement plan is outlined below:

As at December 31,                                                                      2005                 2004
                                                                                     -------              -------
Accrued benefit obligation                                                           $ 7,562              $ 5,855
                                                                                     -------              -------
Fair value of plan assets                                                            $ 5,839              $ 5,221
                                                                                     -------              -------
Funded status
   Plan assets less than benefit obligation                                          $(1,723)             $  (634)
   Unamortized net actuarial loss (gain)                                                 891                 (269)
   Unamortized past service costs                                                        862                  933
                                                                                     -------              -------
Accrued benefit asset, included in deferred financing
   charges and other                                                                 $    30              $    30
                                                                                     =======              =======

Economic assumptions used to determine benefit obligation and periodic expense were:

Years ended December 31,                                                                2005                 2004
                                                                                     -------              -------
Discount rate                                                                            5.0%                 6.3%
Expected rate of return on assets                                                        7.0%                 7.0%
Rate of compensation increase                                                            3.5%                 4.5%
Average remaining service period of covered employees                                15 YEARS             15 years

Actuarial evaluations are required every three years, the next evaluation being January 1, 2006

Pension expense, included in MPP operating costs, is as follows:

Years ended December 31,                                                                2005                 2004
                                                                                     -------              -------
Current service cost                                                                 $   232              $   190
Interest on accrued benefit obligation                                                   372                  336
Interest on assets                                                                      (364)                (333)
Amortization on past service cost                                                         69                   67
                                                                                     -------              -------
Pension expense, included in general and administrative expense                      $   309              $   260
                                                                                     =======              =======

MPP expects to contribute $340 thousand to the plan in 2006. Contributions by the participants to the pension plan were $75 thousand for the year ended December 31, 2005.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


15.   INCOME TAXES

a) The following table reconciles income taxes calculated at the Canadian statutory rate with actual income taxes:

       Years ended December 31,                                    2005                  2004                  2003
                                                              ---------             ---------             ---------
       Earnings before taxes and non-controlling interest     $ 145,247             $ 103,234             $ 142,093
                                                              ---------             ---------             ---------

       Canadian statutory rate                                    37.6%                 38.6%                 40.6%
       Expected income taxes                                  $  54,613             $  39,848             $  57,690
       Effect on taxes resulting from:
         Non-deductible Crown charges                            15,061                17,611                23,922
         Resource allowance                                     (11,980)              (13,535)              (16,485)
         Non-deductible stock-based compensation                  2,221                 1,316                   309
         Federal capital tax                                      1,896                 2,526                 2,497
         Effect of tax rate changes                              (5,764)               (8,359)              (37,130)
         Non-taxable portion of capital items                        --                (2,831)               (8,202)
         Other                                                    1,341                  (393)                  722
                                                              ---------             ---------             ---------

       Provision for income taxes                             $  57,388             $  36,183             $  23,323
                                                              =========             =========             =========

       Current
          Income taxes                                        $   3,175             $     225             $     785
          Federal capital taxes                                   1,896                 2,526                 2,497
       Future                                                    52,317                33,432                20,041
                                                              ---------             ---------             ---------

                                                              $  57,388             $  36,183             $  23,323
                                                              =========             =========             =========

       Effective tax rate                                         39.5%                 35.0%                 16.4%
                                                              =========             =========             =========

      A significant portion of the Company's taxable income is generated by a partnership. Income taxes are incurred on the majority of the partnership's taxable income in the year following its inclusion in the Company's consolidated net earnings. Current income tax is dependent upon the amount of capital expenditures incurred and the method of deployment.

b)    The net future income tax liability is comprised of:

       As at December 31,                                                                 2005            2004
                                                                                    -----------     -----------
       Future income tax liabilities
         Property and equipment in excess of tax values                             $  232,258      $  199,931
         Timing of partnership items                                                    93,532          67,089
         Foreign exchange gain on long-term debt                                        11,466          10,169
       Future income tax assets
         Attributed Canadian royalty income                                             (8,830)         (9,015)
         Asset retirement obligations                                                   (6,984)         (6,057)
         Other                                                                          (9,325)           (921)
                                                                                    -----------     -----------

       Net future income tax liability                                              $  312,117      $  261,196
                                                                                    ===========     ===========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


16.   FINANCIAL INSTRUMENTS

a)    DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES

      The Company is exposed to risks from fluctuations in commodity prices, interest rates, and Canada/US currency exchange rates. The Company utilizes various derivative financial instruments for non-trading purposes to manage and mitigate its exposure to these risks. Effective January 1, 2004, the Company elected to account for all derivative financial instruments using the mark-to-market method.

      Risk management activities during the periods, utilizing derivative instruments, relate to commodity price hedges and cross currency interest rate swap arrangements and are summarized below:

      i) COMMODITY PRICE HEDGES

      The Company enters into hedge transactions relating to crude oil and natural gas prices to mitigate volatility in commodity prices and the resulting impact on cash flow. The contracts entered into are forward transactions providing the Company with a range of prices on the commodities sold. Outstanding hedge contracts at December 31, 2005 are:

                                                  DAILY                                  MARK-
                                                NOTIONAL             AVERAGE           TO-MARKET
     COMMODITY                TERM               VOLUME               PRICE           GAIN (LOSS)
     ---------                ----               ------               -----           -----------
     Natural gas
       Collar        Nov. 1/05 - Mar. 31/06    38,095 mcf    $8.70 - $12.74/mcf       $     (929)
       Fixed         Nov. 1/05 - Mar. 31/06     9,524 mcf    $9.03/mcf                    (1,735)
       Collar        Apr. 1/06 - Oct. 31/06    42,857 mcf    $8.73/mcf - $12.87/mcf         (929)
                                                                                      ----------
                                                                                          (3,593)
     Crude Oil
       Collar          Jan. 1 - Dec. 31/06     3,000 bbls    US$55.00 - $75.17/bbl           443
                                                                                      ----------

     Unrealized risk management loss                                                  $   (3,150)
                                                                                      ==========

      The Company has not entered into any additional contracts subsequent to December 31, 2005.

      At December 31, 2004 the mark-to-market valuation of commodity contracts resulted in a $2.0 million unrealized risk management asset.

      ii) DEFERRED RISK MANAGEMENT LOSS

      As at January 1, 2004, the Company elected not to designate any of its risk management activities as accounting hedges and accordingly accounts for all derivative instruments using the mark-to-market method. As a result, on January 1, 2004, the Company recorded a liability and a deferred risk management loss of $10.9 million relating to then outstanding commodity hedges and the interest rate swap. During the year ended December 31, 2005, $1.6 million (2004 - $3.6 million) of the deferred loss was charged to earnings. The remaining balance of $5.6 million at December 31, 2005 (2004 - $7.3 million) relates to the interest rate swap and will be charged to earnings in annual amounts of $1.6 million until eliminated in 2009.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


16.   FINANCIAL INSTRUMENTS (CONTINUED)

      iii) CROSS CURRENCY INTEREST RATE SWAP

      Concurrent with the closing of the 9.90% senior notes offering in 2002, the Company entered into interest rate swap arrangements with its banking syndicate that convert fixed rate U.S. dollar denominated interest obligations into floating rate Canadian dollar denominated interest obligations. This arrangement resulted in an effective interest rate of 7.63% during period ended December 31, 2005 (2004 - 7.24%, 2003 - 7.85%)
      net of gains realized. On purchase of the majority of the 9.90% senior notes in November 2005, the Company elected not to collapse the cross currency interest rate swap and incur the associated costs of approximately $12.2 million. Accordingly, the swap remains outstanding and at December 31, 2005, the Company valued the liability relating to future unrealized losses on the swap arrangements to be $14.8 million (2004 - $11.4 million) on a mark-to-market basis.

      iv) RISK MANAGEMENT (GAINS) LOSSES

      Risk management (gains) and losses recognized during the periods relating to the above are summarized below:

                                                     COMMODITY      INTEREST
      YEAR ENDED DECEMBER 31, 2005                   CONTRACTS      RATE SWAP         TOTAL
                                                     ---------      ---------       --------
      Unrealized
         Amortization of deferred loss               $     --       $  1,642       $  1,642
         Change in fair value                           5,136          3,393          8,529
                                                     --------       --------       --------
                                                        5,136          5,035         10,171
      Realized
         Cash settlements                               9,663           (532)         9,131
                                                     --------       --------       --------

      Total loss                                     $ 14,799       $  4,503       $ 19,302
                                                     ========       ========       ========


                                                     Commodity      Interest
      Year ended December 31, 2004                   Contracts      Rate Swap         Total
                                                     ---------      ---------       --------

      Unrealized
         Amortization of deferred loss               $  2,001       $  1,642       $  3,643
         Change in fair value                          (3,986)         2,522         (1,464)
                                                     --------       --------       --------
                                                       (1,985)         4,164          2,179
      Realized
         Cash settlements                               9,151         (2,522)         6,629
                                                     --------       --------       --------

      Total loss                                     $  7,166       $  1,642       $  8,808
                                                     ========       ========       ========

      Risk management loss of $4.1 million for year ended December 31, 2003 reflects realized losses recognized under hedge accounting.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


16.   FINANCIAL INSTRUMENTS (CONTINUED)

b)    OTHER FINANCIAL INSTRUMENTS AND RISK

      i) CREDIT RISK MANAGEMENT

      Accounts receivable include amounts receivable for oil and natural gas sales which are generally made to large credit worthy purchasers and amounts receivable from joint venture partners which are recoverable from production. Accordingly, the Company views credit risks on these amounts as low.

      The Company is exposed to losses in the event of non-performance by counter-parties to financial instruments. The Company deals with major institutions and believes these risks are minimal.

      ii) FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

      Other than its senior term notes, the fair values of the Company's financial assets and liabilities that are included in the Company's consolidated balance sheet as at December 31, 2005, approximate their carrying value. The estimated fair value of senior term notes was $361.1 million as at December 31, 2005 (2004 - $218.5 million) based upon market information.

      iii) FOREIGN CURRENCY RISK MANAGEMENT

      The Company is exposed to fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar. Crude oil and to a certain extent natural gas prices are based upon reference prices denominated in U.S. dollars, while the majority of the Company's expenses are denominated in Canadian dollars. When appropriate, the Company enters into agreements to fix the exchange rate of Canadian dollars to U.S. dollars in order to manage the risk. During 2003, a gain of $2.5 million was realized and included in revenue. Subsequent to December 31, 2005 the Company entered into the following forward contracts:

                                                       NOTIONAL       EXCHANGE
     FOREIGN CURRENCY                 TERM              AMOUNT          RATE
     ----------------                 ----              ------          ----

     Currency forward        Jan. 1 - Dec. 31/06    US$55,000/day       1.1530
     Currency forward        Jan. 1 - Dec. 31/06    US$55,000/day       1.1630

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


17.   CASH FLOW

Changes in non-cash working capital items increased (decreased) cash as follows:

Years ended December 31,                                 2005             2004             2003
                                                     --------         --------         --------
Accounts receivable and other                        $(17,371)        $(20,176)        $(16,593)
Accounts payable                                       78,385           39,598           23,635
Taxes payable                                            (301)          (2,526)           1,541
                                                     --------         --------         --------

                                                     $ 60,713         $ 16,896         $  8,583
                                                     ========         ========         ========

Net change in non-cash working capital
Relating to:
    Operating activities                             $  8,441         $(12,594)        $  1,318
    Financing activities                               (1,829)             324           (1,387)
    Investing activities                               54,101           29,166            8,652
                                                     --------         --------         --------

                                                     $ 60,713         $ 16,896         $  8,583
                                                     ========         ========         ========

Amounts paid during the year relating to interest expense and capital taxes were as follows:

Years ended December 31,                                 2005             2004             2003
                                                     --------         --------         --------
Interest paid                                        $ 31,444         $ 28,604         $ 26,923
                                                     ========         ========         ========

Current income taxes paid                            $  4,101         $  4,952         $  1,485
                                                     ========         ========         ========

18.   COMMITMENTS AND CONTINGENT LIABILITIES

a)    COMMITMENTS

      The Company has committed to certain payments over the next five years, as follows:

                                           2006        2007        2008        2009        2010
                                        -------     -------     -------     -------     -------
Operating leases                        $11,277     $ 4,809     $ 2,609     $    --     $    --
Office rent                               1,356         249          --          --          --
MPP partnership distributions             9,172       9,172       9,172       3,057          --
9.90% senior notes                           --          --          --       7,870          --
Other                                        52          --          --          --          --
                                        -------     -------     -------     -------     -------

                                        $21,857     $14,230     $11,781     $10,927     $    --
                                        =======     =======     =======     =======     =======

b)    LEGAL PROCEEDINGS

      The Company is involved in various legal claims associated with normal operations. These claims, although unresolved at the current time, in management's opinion, are minor in nature and are not expected to have a material impact on the financial position or results of operations of the Company.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING

RECONCILIATION OF CONSOLIDATED FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in most respects, conforms to accounting principles generally accepted in the United States of America ("U.S. GAAP"). The significant differences in those principles, as they apply to the Company's statements of earnings, balance sheets, and statements of cash flows, are described below.

RECONCILIATION OF NET EARNINGS UNDER CANADIAN GAAP TO U.S. GAAP:

For the years ended December 31,                               2005          2004          2003
                                                          ---------     ---------     ---------
Net earnings for year, as reported                        $  81,326     $  63,633     $ 118,880

Adjustments
   Accounting for income taxes (Note d)                          --            --          (743)
   Risk management gain (loss), net (Note f)                  1,067         2,236       (14,425)
   Depletion and depreciation, net (Note a)                     650            --            --
                                                          ---------     ---------     ---------
Net earnings before change in
   accounting principle - U.S. GAAP                          83,043        65,869       103,712
Cumulative effect of change in
   accounting principle, net (Note h)                            --            --        (5,681)
                                                          ---------     ---------     ---------

Net earnings - U.S. GAAP                                  $  83,043     $  65,869     $  98,031
                                                          =========     =========     =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONSOLIDATED STATEMENTS OF EARNINGS - U.S. GAAP

For the years ended December 31,                               2005          2004          2003
                                                          ---------     ---------     ---------
Revenue, net of royalties                                 $ 425,162     $ 298,243     $ 263,999
Expenses
   Operating                                                 66,802        55,655        49,916
   Transportation                                            10,858         8,595         8,447
   General and administrative                                21,223        15,215        12,206
   Interest and finance charges                              55,701        33,733        30,595
   Depletion and depreciation (Note a)                      104,525        82,554        61,749
   Foreign exchange (gain) loss                              (7,353)      (14,631)      (47,368)
   Accretion of asset retirement
     obligations (Note h)                                     1,975         1,670         1,436
   Stock-based compensation                                   5,903         3,410           793
   Guarantee (Note i)                                          (375)           --            --
   Risk management loss (Note f)                             17,660         5,165        28,428
                                                          ---------     ---------     ---------
Net earnings before taxes and
   non-controlling interest                                 148,243       106,877       117,797
   Income tax expense (Note a, f)                            58,292        37,590        14,195
   Non-controlling interest (Note i)                          6,908         3,418          (110)
                                                          ---------     ---------     ---------
Net earnings before change in
   accounting principle - U.S. GAAP                          83,043        65,869       103,712
Cumulative effect of change in
   accounting principle, net (Note h)                            --            --        (5,681)
                                                          ---------     ---------     ---------

Net earnings - U.S. GAAP                                  $  83,043     $  65,869     $  98,031
                                                          =========     =========     =========

Net earnings per common share
  before change in accounting principle
  - U.S. GAAP
   Basic                                                  $    0.66     $    0.56     $    0.89
   Diluted                                                $    0.63     $    0.53     $    0.85
Net earnings per common share
  - U.S. GAAP
   Basic                                                  $    0.66     $    0.56     $    0.84
   Diluted                                                $    0.63     $    0.53     $    0.80

STATEMENTS OF OTHER COMPREHENSIVE INCOME

For the years ended December 31,                               2005          2004          2003
                                                          ---------     ---------     ---------

  Net earnings for the year - U.S. GAAP                   $  83,043     $  65,869     $  98,031
  Accounting for hedging (Note f)                                --            --           858
                                                          ---------     ---------     ---------

  Comprehensive income (Note e)                           $  83,043     $  65,869     $  98,889
                                                          =========     =========     =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONDENSED CONSOLIDATED BALANCE SHEETS

As at December 31,                                                2005                              2004
                                                      --------------------------        --------------------------
                                                      AS REPORTED      U.S. GAAP        As reported      U.S. GAAP
                                                      -----------      ---------        -----------      ---------
Assets
   Cash                                                $    8,954     $    8,954         $   10,068     $   10,068
   Other current assets                                   132,484        132,484            117,098        117,098
   Property and equipment (Note a)                      1,587,371      1,588,350          1,178,550      1,178,550
   Goodwill                                                 7,914          7,914              7,914          7,914
   Deferred financing charges and
      other (Note g)                                       13,156         10,489              9,729          6,944
   Deferred risk management loss (Note f)                   5,610             --              7,252             --
                                                       ----------     ----------         ----------     ----------

                                                       $1,755,489     $1,748,191         $1,330,611     $1,320,574
                                                       ==========     ==========         ==========     ==========


Liabilities and shareholders' equity
   Current liabilities                                 $  207,019     $  207,019         $  345,784     $  345,784
   Long term debt (Note g)                                535,540        532,873            198,594        195,809
   Asset retirement obligations                            20,770         20,770             18,006         18,006
   Unrealized hedge loss (Note f)                          14,809         14,809             11,416         11,416
   Guarantee obligation (Note i)                               --          1,248                 --          1,623
   Future income taxes (Notes a, c, f)                    312,117        310,182            261,196        258,357
   Non-controlling interest (Note i)                       68,898         67,650             71,537         69,914
                                                       ----------     ----------         ----------     ----------

                                                        1,159,153      1,154,551            906,533        900,909
                                                       ----------     ----------         ----------     ----------

   Capital stock (Note d)                                 226,444        256,431            135,526        165,513
   Contributed surplus                                      9,173          9,173              3,840          3,840
   Retained earnings                                      360,719        328,036            284,712        250,312
                                                       ----------     ----------         ----------     ----------

                                                          596,336        593,640            424,078        419,665
                                                       ----------     ----------         ----------     ----------

                                                       $1,755,489     $1,748,191         $1,330,611     $1,320,574
                                                       ==========     ==========         ==========     ==========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

For the years ended December 31,                               2005          2004           2003
                                                          ---------     ---------      ---------
Operating activities
   Net earnings                                           $  83,043     $  65,869      $  98,031
   Amortization of deferred charges
     and other                                               22,940         2,101          2,208
   Depletion and depreciation                               104,525        82,554         61,749
   Accretion of asset retirement obligations                  1,975         1,670          7,117
   Unrealized foreign exchange gain                          (7,808)      (14,652)       (47,388)
   Future income taxes                                       53,221        34,839         10,913
   Unrealized risk management (gain) loss                     8,529        (1,464)        24,296
   Other                                                     11,687         6,214         (2,033)
   Change in non-cash working capital                        62,542        20,742         20,525
                                                          ---------     ---------      ---------

Cash from operating activities                              340,654       197,873        175,418
                                                          ---------     ---------      ---------

Cash from financing activities                              171,020       111,179        121,443
                                                          ---------     ---------      ---------

Cash used in investing activities (Note j)                 (512,788)     (310,362)      (285,483)
                                                          ---------     ---------      ---------

Change in cash                                               (1,114)       (1,310)        11,378

Cash, beginning of year                                      10,068        11,378             --
                                                          ---------     ---------      ---------

Cash, end of year                                         $   8,954     $  10,068      $  11,378
                                                          =========     =========      =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

a)    FULL COST ACCOUNTING

      The full cost method of accounting for crude oil and natural gas operations under Canadian and U.S. GAAP differ in the following respects.

      Under U.S. GAAP, an impairment test is applied to ensure the unamortized capitalized costs in each cost centre do not exceed the sum of the present value, discounted at 10%, of the estimated constant dollar, future net operating revenue from proved reserves plus unimpaired unproved property costs less applicable taxes. Under Canadian GAAP, a similar impairment test calculation is performed with the exception that cash flows from proved reserves are undiscounted and utilize forecasted pricing to determine whether impairments exist. If an impairment exists, then the amount of the write down is determined using the fair value of reserves. The Company has completed an impairment test calculation at December 31, 2005 and for all prior years, with no write-downs required under either Canadian or U.S. GAAP.

      Depletion and depreciation on property and equipment is provided using the unit-of-production method under Canadian and U.S. GAAP. Both methods also use proved reserves to determine the rate however, for Canadian GAAP, proved reserves are determined using forecasted prices whereas U.S. GAAP applies constant prices. This reconciliation item resulted in a $979 thousand reduction to depletion and depreciation expense for U.S. GAAP purposes during the year ended December 31, 2005 (2004 - $nil).

b)    STOCK-BASED COMPENSATION

      Under Canadian GAAP, compensation costs have been recognized in the consolidated financial statements for stock options granted to employees and directors on or after January 1, 2003. For the effect on periods prior to 2003 of stock-based compensation on the Canadian GAAP financials, which would be the same adjustment under U.S. GAAP, see Note 12.

c)    FUTURE INCOME TAXES

      Under U.S. GAAP enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted tax rates. The future income tax adjustments included in the reconciliation of net earnings under Canadian GAAP to U.S. GAAP and the balance sheet effects include the effect of such rate differences, if any, as well as the tax effect of the other reconciling items noted.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19. UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

      The net future income tax liability is comprised of:

     As at December 31,                                     2005           2004
                                                      ----------     ----------
     Future income tax liabilities
         Property and equipment                       $  232,908     $  199,931
         Timing of partnership items                      93,532         67,089
         Foreign exchange gain on long-term debt          11,466         10,169
     Future income tax assets
         Attributed Canadian royalty income               (8,830)        (9,015)
         Asset retirement obligations                     (6,984)        (6,057)
         Other                                           (11,910)        (3,760)
                                                      ----------     ----------

     Future income taxes                              $  310,182     $  258,357
                                                      ==========     ==========

d)    FLOW THROUGH SHARES

      U.S. GAAP requires flow-through shares be recorded at their fair value without any adjustment for the renouncement of the tax deductions and any temporary difference resulting from the renouncement must be recognized in the determination of tax expense in the year incurred.

      There have been no flow-through shares issued subsequent to 2003. The impact of recording flow-through shares at their fair value for the year ended December 31, 2003, was to increase the future income tax provision by $0.7 million and to increase capital stock by a corresponding amount.

      During 2003, the Company received $4.2 million in proceeds from the issuance of flow-through shares of which $4.2 million remained unspent as at December 31, 2003. Accordingly, under U.S. GAAP, these proceeds would be disclosed separately on the balance sheet as restricted cash and would not be treated as cash or cash equivalents for statement of cash flow reporting purposes.

e)    COMPREHENSIVE INCOME

      Statement of Financial Accounting Standards 130, "Comprehensive Income", requires the reporting of comprehensive income in addition to net earnings. Comprehensive income includes net income plus other comprehensive income. Management believes that it has no comprehensive income other than as described under Note 19(f).

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

f)    DERIVATIVE INSTRUMENTS AND HEDGING

      On January 1, 2004, the Company implemented under Canadian GAAP, EIC 128 which requires derivatives not designated as hedges to be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the derivative's fair value are recognized in current period earnings. Under the transitional rules, any gain or loss at the implementation date is deferred and recognized into revenue once realized. At January 1, 2004, a deferred loss was recognized in the amount of $10.9 million. During the year ended December 31, 2005, $1.6 million (2004 - $3.6 million) of the deferred loss was charged to earnings. The remaining balance of $5.7 million (2004 - $7.3 million) relates to the interest rate swap and will be recognized in annual amounts of $1.6 million until eliminated in 2009. Currently, the Company has not designated any of its financial instruments as hedges for accounting purposes under U.S. or Canadian GAAP.

      The deferred loss, recognized at January 1, 2004 under the Canadian GAAP transitional provision of EIC 128, has already been recognized in earnings for U.S. GAAP and became a reconciling item at December 31, 2005 and 2004.

      Prior to January 1, 2004, the natural gas and crude oil futures contracts were accounted for as cash flow hedges. These contracts were recorded at fair value on the balance sheet as a $2.0 million liability at December 31, 2003. The effective portion of the change in fair value was recorded in comprehensive income, net of tax. The ineffective portion of the change in fair value was recorded in net earnings, net of tax. The effective portion of these commodity contracts was a $0.9 million gain, which was recorded in comprehensive income as at December 31, 2003. The ineffective portion of these commodity contracts was $nil which was recorded in net earnings as at December 31, 2003.

g)    DEFERRED FINANCING CHARGES

      Under U.S. GAAP, discounts on long-term debt are classified as a reduction of long-term debt rather than as deferred financing charges. At December 31, 2005 deferred financing charges and senior term notes were reduced by $2.7 million (2004 - $2.8 million).

h)    ASSET RETIREMENT OBLIGATIONS

      In 2003, the Company early adopted the Canadian Accounting Standard for asset retirement obligations, as outlined in the CICA handbook, section 3110. This standard is equivalent to U.S. SFAS 143, "Accounting for Asset Retirement Obligations", which is effective for fiscal periods beginning on or after January 1, 2003. Early adopting the Canadian standard eliminated a U.S. GAAP reconciling item in respect to accounting for the obligations. However, a difference was created in how the transition amounts are disclosed. U.S. GAAP requires the cumulative impact of a change in an accounting principle be presented in the current year consolidated statement of earnings and prior periods not be restated. Consequently, prior year comparative periods, under U.S. GAAP, have been revised to eliminate the prior period restatement made under Canadian GAAP.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

i)    GUARANTEE

      As discussed in Note 3 to the consolidated financial statements, MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. Only Canadian GAAP requires disclosure of this type of financial arrangement. U.S. GAAP, under FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", requires the fair valuation of the guarantee and the inclusion of the liability in the consolidated balance sheets. The offsetting adjustment is reflected as a charge to non-controlling interest. In 2005, it was determined that the offsetting adjustment, as previously disclosed as an unrealized loss on guarantee on the consolidated balance sheet was not appropriate. Accordingly, the 2004 amount has been reclassified to conform with current year presentation.

      The   guarantee  is   amortized  to  earnings,   net  of  the  effect  on
      non-controlling interest, over the term of the guarantee.

j)    STATEMENTS OF CASH FLOW

      The consolidated statements of cash flow include under investing activities, changes in working capital for items not affecting cash, such as accounts payable and accounts receivable related to the non-cash elements of property and equipment additions. This presentation is not permitted under U.S. GAAP. The amount for the year ended December 31, 2005 of $54.1 million (2004 - $29.2 million, 2003 - $8.7 million) has been reallocated to the change in non-cash operating working capital for U.S. GAAP presentation purposes.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------


19.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

k)    RECEIVABLE AND PAYABLE AMOUNTS

      As at December 31,                                                  2005                2004
                                                                 -------------       -------------
                                                                     (in thousands of Canadian
                                                                             dollars)
     Accounts receivable and other includes the following:
         Revenue receivable                                      $      96,026       $      72,510
                                                                 -------------       -------------
         Joint interest receivable                                      26,172              32,077
         Deposits, prepaids and other                                   10,286              12,511
                                                                 -------------       -------------

                                                                 $     132,484       $     117,098
                                                                 =============       =============

     As at December 31,                                                   2005                2004
                                                                 -------------       -------------
                                                                     (in thousands of Canadian
                                                                             dollars)
     Accounts payable includes the following:
         Trade payables                                          $     161,607       $      97,608
         Royalties payable                                              32,001              18,488
         Other payables                                                 10,261               9,387
                                                                 -------------       -------------

                                                                 $     203,869       $     125,483
                                                                 =============       =============

l)    RECENT ACCOUNTING PRONOUNCEMENTS

      In the year ended December 31, 2005, the Company adopted, for U.S. GAAP purposes, FIN 47, "Accounting for Conditional Asset Retirement Obligations" in order to address the diverse accounting practices which have developed with regard to the timing or recognition for asset retirement obligations. This interpretation did not have any impact on the consolidated financial statements as an asset retirement obligation has been provided for all the Company's long-lived assets.

      The Company has assessed new and revised accounting pronouncements that have been issued that are not yet effective and determined that the following may have a significant impact on the Company:

      i) As of January 1, 2006, the Company will be required to adopt, for U.S. GAAP purposes, revised SFAS 123 "Share-Based Payment". This amended statement will eliminate the alternative to use Accounting Principles Board ("APB") Opinion No. 25's intrinsic value method of accounting, as was provided in the originally issued Statement 123. As a result, public entities will be required to use the grant-date fair value of the award in measuring the cost of employee services received in exchange for an equity award of equity instruments. Compensation cost is required to be recognized over the requisite service period. Changes in fair value of liability awards during the requisite service period will be recognized as compensation cost over the vesting period. Compensation cost will not be recognized for equity instruments for which employees do not render the requisite service. Although the Company is in the process of assessing the impact of this amendment, the Company does not expect the amendments to have a material impact on its consolidated statements.

      ii) As of January 1, 2006, the Company will be required to adopt, for U.S. GAAP purposes, SFAS 154 "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS 3". Change in the SFAS 154 will require retroactive application of voluntary changes in accounting principles, unless it is impracticable. The Company does not expect this standard to have a material impact on its financial statements.

SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

A)    NET PROVED OIL AND NATURAL GAS RESERVES

The net proved oil and natural gas reserve estimates as at December 31, 2005, 2004 and 2003 set forth below were prepared in accordance with guidelines established by the Securities and Exchange Commission and accordingly were based on existing economic and operating conditions. Oil and natural gas prices in effect as of the respective year ends were used without any escalation except in those instances where the sale was covered by contract, in which case the applicable contract price was used. Operating costs, royalties, and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present value should not be construed as the current market value of the Company's oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. All of the reserves are located in Canada.

Estimated Quantities of Reserves

Years ended December 31,                          2005                       2004                      2003
                                         --------------------        --------------------      --------------------
                                         CRUDE OIL    NATURAL        Crude oil    Natural      Crude oil    Natural
                                          & NGL'S       GAS           & NGL's       Gas         & NGL's       Gas
                                         --------------------        --------------------      --------------------
                                          (MBBLS)      (MMCF)          (mbbls)     (mmcf)       (mbbls)      (mmcf)
Balance, beginning of year                  18,771    359,975           14,542    326,573         10,723    314,501
   Revisions of previous estimates           5,550     59,930            2,797     16,547          2,297    (12,821)
   Extensions, discoveries and
      other additions                        6,498     66,940            3,026     47,713          2,869     54,128
   Acquisitions of minerals in place           723      5,564              427      9,444            404      2,333
   Dispositions of minerals in place            --        (56)            (440)    (3,160)            --         --
   Production                               (2,026)   (36,850)          (1,581)   (37,142)        (1,751)   (31,568)
                                         --------------------        --------------------      --------------------

Balance, end of year                        29,516    455,503           18,771    359,975         14,542    326,573
                                         ====================        ====================      ====================

Proved developed reserves
   Balance, beginning of year               15,481    318,177           10,309    288,899          9,723    293,836
   Balance, end of year                     23,827    385,243           15,481    318,177         10,309    288,899
                                         ====================        ====================      ====================

b)    CAPITALIZED COSTS RELATED TO OIL AND NATURAL GAS ACTIVITIES

The aggregate capitalized costs of oil and natural gas activities and costs incurred in oil and natural gas property acquisitions, development, and exploration activities were as follows (excluding MPP and parts inventory):

Capitalized costs

As at December 31,                                                                         2005                2004
                                                                                    -----------         -----------
                                                                                       (in thousands of Canadian
                                                                                               dollars)
Proved properties                                                                   $ 1,665,455         $ 1,218,826
Unproved properties:
    Acquisition                                                                         129,490             117,194
    Exploration                                                                         143,606              83,238
Accumulated depletion and depreciation                                                 (421,510)           (318,583)
                                                                                    -----------         -----------

                                                                                    $ 1,517,041         $ 1,100,675
                                                                                    ===========         ===========

Costs incurred on unproved properties

                                                                          Includes costs incurred in
                                        --------        --------------------------------------------------------
                                           CUMM.                                                           Prior
As at December 31,                          2005            2005            2004            2003           Years
                                        --------        --------        --------        --------        --------
(in thousands of Canadian dollars)

Acquisition                             $129,490        $ 12,296        $ 13,217        $  2,933        $101,044
Exploration                              143,606          60,368          13,418          15,615          54,205
                                        --------        --------        --------        --------        --------

                                        $273,096        $ 72,664        $ 26,635        $ 18,548        $155,249
                                        ========        ========        ========        ========        ========

Costs incurred

Years ended December 31,                                                   2005            2004            2003
                                                                       --------        --------        --------
                                                                          (in thousands of Canadian dollars)
Acquisition costs (net of disposition)
    Proved properties                                                  $ 28,575        $ 12,686        $ 11,224
    Unproved properties                                                  12,296          13,217           2,933
Development costs
    Development of proved undeveloped reserves                          140,504          60,227          25,232
    Other                                                               283,667         136,198         115,612
Exploration costs                                                        46,484          76,648          64,615
                                                                       --------        --------        --------

Total costs incurred                                                   $511,526        $298,976        $219,616
                                                                       ========        ========        ========

Costs are transferred into the depletion base on an ongoing basis as the undeveloped properties are evaluated and proved reserves are established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate.

c) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND NATURAL GAS RESERVES

The  standardized  measure of  discounted  future  net cash  flows and  changes therein relating to proved oil and natural gas reserves ("Standardized Measure") does not purport to present the fair market value of the Company's oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of oil and natural gas, the probability of recoveries in excess of existing proved reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revisions. The computation also excludes values attributable to the Company's midstream interests, referred to in the Financial Statements as MPP.

Under the Standardized Measure, future cash inflows are estimated by applying year end prices, adjusted for contracts currently in place to deliver production to the estimated future production of year end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on year end costs to determine pre-tax cash inflows. Future taxes are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and natural gas properties. Tax credits and net operating loss carry forwards are also considered in the future income tax calculation. Future net cash inflows after income taxes are discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

Years ended December 31,                                         2005                2004                2003
                                                          -----------         -----------         -----------
                                                                  (in thousands of Canadian dollars)
Future cash inflows                                       $ 6,571,858         $ 3,160,270         $ 2,467,604
Future production costs                                    (1,718,793)           (971,392)           (785,187)
Future development costs                                     (209,901)           (102,557)            (76,708)
                                                          -----------         -----------         -----------

Future net cash flows                                       4,643,164           2,086,321           1,605,709
Income taxes                                               (1,344,684)           (539,539)           (460,291)
                                                          -----------         -----------         -----------

Total undiscounted future net cash flows                    3,298,480           1,546,782           1,145,418
10 percent annual discount for estimated timing of
   cash inflows                                            (1,726,975)           (793,904)           (592,409)
                                                          -----------         -----------         -----------

Standardized measure of discounted
    future net cash flows                                 $ 1,571,505         $   752,878         $   553,009
                                                          ===========         ===========         ===========

The Company estimates that it will incur $106.8 million in 2006, $44.6 million in 2007 and $23.9 million in 2008 to develop proved undeveloped reserves.

The following table sets forth an analysis of changes in the standardized measure of discounted future net cash flows from proved oil and natural gas reserves:

Years ended December 31,                                          2005                2004                2003
                                                           -----------         -----------         -----------
                                                                    (in thousands of Canadian dollars)
Beginning of year                                          $   752,878         $   553,009         $   653,697
   Sales of production, net of production costs               (336,711)           (226,408)           (197,323)
   Net change in sales prices, net of production costs         614,690              42,728             (64,509)
   Extensions, discoveries and additions                       354,186             161,106             144,565
   Changes in estimated future development costs              (135,499)            (54,838)            (39,965)
   Development costs incurred during the period which
      reduced future development costs                         353,740             184,053              85,586
   Revisions in quantity estimates                             526,474             306,271             (69,386)
   Accretion of discount                                        75,288              75,908             101,612
   Purchase of reserves                                         (7,749)             (7,749)              6,328
   Sales of reserves                                                87               4,416                  --
   Net change in income tax                                   (331,850)            (42,270)            156,350
   Changes in production rates (timing) and other             (294,029)           (243,348)           (223,946)
                                                           -----------         -----------         -----------

Standardized measure, end of year                          $ 1,571,505         $   752,878         $   553,009
                                                           ===========         ===========         ===========